INDEPENDENT AUDITORS' CONSENT
                       -----------------------------


The Board of Directors
Cerner Corporation:


We consent to incorporation by reference in the Registration Statements (No. 33-56868, No.33-55082, No. 33-41580, No. 33-39777, No. 33-39776,
No. 33-20155 and No. 33-15156) on Form S-8 and Registration Statement
No. 33-72756 on Form S-3 of Cerner Corporation of our reports dated February 10, 1996, relating to the consolidated balance sheets of Cerner Corporation as of December 30, 1995 and December 31, 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 30, 1995, which reports appear herein in the 1995 annual report on Form 10-K of Cerner Corporation.


                                             KPMG Peat Marwick LLP


Kansas City, Missouri
March 27, 1996